Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS

FOR THE SECOND QUARTER OF 2004

LOWELL, ARKANSAS, July 15, 2004 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2004 net earnings of $45.6 million, or diluted earnings per share of 55 cents, compared with 2003 second quarter earnings of $25.1 million, or 31 cents per diluted share.

Total operating revenue for the current quarter was $679 million, compared with $600 million during the second quarter of 2003.  During the second quarter of 2004, Truck segment revenue, excluding fuel surcharges, increased 8%, while the Intermodal segment revenue, excluding fuel surcharges, rose 14% over the comparable period of 2003.  Dedicated segment revenue, excluding fuel surcharge revenue, increased 9% during the current quarter.

Operating income rose 70% from $46.4 million in 2003 to $79.2 million in 2004 on an 11% rise in revenues net of fuel surcharges.  The overall operating ratio for the Company improved 400 basis points to 88.3% compared to 92.3% in 2003.  The improvement in profitability was particularly evident in our Truck business segment which improved the operating ratio 650 basis points to 87.5%.  Intermodal recorded an operating ratio of 87.9% vs. 90.3% for the second quarter of 2003, while Dedicated Contract Services (DCS) produced an operating ratio of 90.5% vs. 92.9%, an improvement of 240 basis points in both segments.  The second quarter of 2004 was favorably impacted by the fourth consecutive quarter of positive safety and claims cost, consistent demand and higher freight rates, and lower interest costs.  Lower bad debt expense in the current quarter represented most of the improvement in the general and administrative expense category when compared to the year ago period.

“It has been a long, long time since our Truck business recorded a quarterly operating ratio in the 80%’s”, remarked Kirk Thompson, President and CEO of the Company.  “Returning to our roots of providing excellent service in a SAFE environment for a reasonable price has resulted in margins that are closer to acceptable and closer to returning our cost of capital investment in that business.  It is a philosophy we intend to continue to pursue.  Even though we expect to be able to sustain the improvement in margins we have achieved, growth in the truckload industry is at a virtual standstill until additional truck drivers are attracted into the industry.  We can not predict when that will occur so we will utilize our limited capacity in the most efficient manner possible.  At the same time, we accept our responsibility to offer integrated solutions to our customers that mitigate the scarcity of truck capacity in the marketplace.  Dedicated Contract Services provides one option for replacing the shortage of random truck capacity.  Our DCS segment continues to attract new accounts and improve the efficiencies of existing contracts to profitably fill the gap created by a freight market demand that currently outstrips the supply.  While Intermodal service has been a challenge for us during the quarter, we have been able to weather the inconsistency and provide a reasonable alternative for shippers through that mode of transportation as well.  We will continue to work with the railroads to offer reliable, consistent service at a reasonable price.  Intermodal pricing remains competitive, but for the first time in our Intermodal history, we are encouraged to see prices begin to rise to keep pace with higher truck and rail costs.  It will be necessary for further intermodal rate increases in subsequent quarters.”

The Truck operating ratio was 87.5% for the quarter, a 650 basis point improvement versus the comparable period last year. This represents the thirteenth quarter in a row, relative to prior years, that the segment has shown improvement. Rate yields continued to improve as the loaded rate per mile (excluding fuel surcharges) increased 7.7% relative to a year ago. Empty miles were flat at 9.9% vs. the second quarter a year ago.  A significant amount of empty miles were incurred in the second quarter as paid deadhead to meet customers shortages of equipment in certain areas of the country.  Safety continues to be at the top of our priorities and as a result of intense focus, we enjoyed another quarter of relatively low claims cost.  Keeping claims costs low has played a major part in our margin improvement.  We have exceeded our actuarial expectations for claims over the last year and while we will continue to exert a keen focus on that area, we can not predict if our good experience will be sustained.  Driver availability remains tight with no signs of improvement for the foreseeable future.  A new driver pay scale that was announced in May will begin to increase driver wages in the third quarter of this year.  We do not anticipate significant capacity additions in the truckload market place for the immediate future for a number of reasons, but the difficulty in expanding the industry’s driver base alone would be enough to preclude any meaningful additions to capacity.  A far reaching, universal solution to this shortage of labor has not yet been found.  Until such time that adequate labor becomes available to fuel expansion, it is our view that the industry-wide supply of trucks will remain constrained.  The average number of trucks in the Truck segment was 5,479 for the second quarter, 2004 and 5,610 for the second quarter, 2003.

In the Intermodal segment, the operating ratio was 87.9% vs. 90.3% for the second quarter of 2003.  Intermodal revenue rose to $263 million from $226 million in the second quarter of 2003.    Cost reductions continued in the segment as driver productivity, box costs per load and box turns all showed improvement over the prior year.  In December, 2003, we purchased approximately 6,500 containers that had previously been leased.  The result of that transaction was a reduction in our ownership costs since the carrying cost of the containers is less than the lease expense had been.  Asset utilization became more challenging during the quarter as rail service declined.  A prolonged degradation or worsening of service at the railroads could begin to impact our network, velocity of assets and profitability more severely.  However, box turns, which measure the number of loads per month per container, rose nearly 1.4% in the second quarter vs. the same period a year ago.  Improvement in dray operations resulted in a 1.8% improvement over comparable 2003 productivity numbers. This was enough to offset other cost increases in the dray operations and kept our dray cost per load flat with the prior year.  Rail purchased transportation costs as a percentage of revenue increased by almost 1% over the same period a year ago as a result of freight mix changes, as well as rail rate adjustments that are a regular part of our on going relationship with our rail providers and partners.  Operating revenue per load (before fuel surcharge) increased by 1.9% when compared to the same period a year ago. This was driven by price increases, as well as continued freight mix changes.

The operating ratio for the DCS segment was 90.5% vs. 92.9% for the second quarter of 2003, a 240 basis point improvement over the same period a year ago.  Revenue for the DCS segment in the current quarter, excluding fuel surcharges, was 9% higher than the second quarter of 2003.  Focus on quality of revenue and utilization continued during the second quarter of 2004 evidenced by a 5% increase in revenue per tractor per day over the same period last year.  Improvement in asset productivity was driven by a 5% increase in loaded miles per load, a 2% increase in utilization and continued focus on backhaul opportunities.  Operating income was a record $17.8 million versus $12.1 million for the same period a year ago.  Our commitment to safety continued to add to the improvement in operating income.  Combined casualty and workers compensation costs as a percent of net revenue excluding fuel surcharge was down 140 basis points.  A 22% decline in the average age of tractors helped drive maintenance costs down 90 basis points compared to the same quarter of 2003.  We continue to see demand improvements suggesting shippers locking in future capacity for high quality service at rates that offer an acceptable return on assets.  We will continue to look for these growth opportunities and add assets as justified by adequate financial returns. The average number of trucks in the unit increased to 4,802 for the second quarter of 2004 vs. 4,653 for the second quarter of 2003.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$679,036	100.0%	$599,866	100.0%

Operating expenses
Salaries, wages and employee benefits	207,487	30.6%	195,551	32.6%
Rents and purchased transportation	221,642	32.6%	194,017	32.3%
Fuel and fuel taxes	66,626	9.8%	54,291	9.1%
Depreciation and amortization	36,730	5.4%	37,273	6.2%
Operating supplies and expenses	31,079	4.6%	30,014	5.0%
Insurance and claims	15,369	2.3%	17,746	3.0%
Operating taxes and licenses	8,763	1.3%	8,143	1.4%
General and administrative expenses, net of gains	6,477	1.0%	10,389	1.7%
Communication and utilities	5,689	0.8%	6,004	1.0%
Total operating expenses	599,862	88.3%	553,426	92.3%
Operating income	79,174	11.7%	46,440	7.7%
Interest expense	(1,580)	(0.2)%	(5,279)	(0.9)%
Equity in earnings (loss) of associated companies	(914)	(0.1)%	(154)	(0.0)%
Earnings before income taxes	76,680	11.3%	41,007	6.8%
Income taxes	31,055	4.6%	15,878	2.6%
Net earnings	$45,625	6.7%	$25,129	4.2%
Average basic shares outstanding	80,497		79,025
Basic earnings per share	$0.57		$0.32
Average diluted shares outstanding	83,206		81,314
Diluted earnings per share	$0.55		$0.31

	Six Months Ended June 30
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$1,296,735	100.0%	$1,171,079	100.0%

Operating expenses
Salaries, wages and employee benefits	397,451	30.7%	386,637	33.0%
Rents and purchased transportation	425,350	32.8%	378,099	32.3%
Fuel and fuel taxes	130,481	10.1%	119,692	10.2%
Depreciation and amortization	73,775	5.7%	74,810	6.4%
Operating supplies and expenses	59,800	4.6%	59,730	5.1%
Insurance and claims	28,393	2.2%	35,191	3.0%
Operating taxes and licenses	17,488	1.3%	16,402	1.4%
General and administrative expenses, net of gains	15,048	1.2%	18,212	1.6%
Communication and utilities	11,558	0.9%	12,007	1.0%
Total operating expenses	1,159,344	89.4%	1,100,780	94.0%
Operating income	137,391	10.6%	70,299	6.0%
Interest expense	(3,909)	(0.3)%	(10,686)	(0.9)%
Equity in earnings (loss) of associated companies	(1,383)	(0.1)%	(577)	(0.0)%
Earnings before income taxes	132,099	10.2%	59,036	5.0%
Income taxes	53,500	4.1%	22,729	1.9%
Net earnings	$78,599	6.1%	$36,307	3.1%
Average basic shares outstanding	80,331		78,854
Basic earnings per share	$0.98		$0.46
Average diluted shares outstanding	83,085		80,946
Diluted earnings per share	$0.95		$0.45

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended June 30
	2004	2003

Gross revenue

Truck	$232,899	$207,913
Intermodal	263,232	226,366
Dedicated	187,041	169,261
Subtotal	683,172	603,540
Intersegment eliminations	(4,136)	(3,674)
Consolidated revenue	$679,036	$599,866

Operating income (loss)

Truck	$29,172	$12,386
Intermodal	31,785	21,931
Dedicated	17,761	12,088
Other (1)	456	35
Operating income	$79,174	$46,440

	Six Months Ended June 30
	2004	2003
Gross revenue

Truck	$442,915	$407,425
Intermodal	505,430	440,948
Dedicated	356,602	330,847
Subtotal	1,304,947	1,179,220
Intersegment eliminations	(8,212)	(8,141)
Consolidated revenue	$1,296,735	$1,171,079

Operating income (loss)

Truck	$43,878	$13,691
Intermodal	60,931	40,780
Dedicated	32,019	15,829
Other (1)	563	(1)
Operating income	$137,391	$70,299

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2004	2003

Truck
Operating ratio	87.5%	94.0%
Loads	239,673	241,510
Net revenue (excl. fuel surcharge) per tractor per week*	$2,976	$2,670
Length of haul	533	531
RPLM (excl.fsc)	$1.619	$1.504
Loaded miles (000)	130,208	130,028
Total miles (000)	144,460	144,399
Empty miles %	9.9%	10.0%
Average tractors during the period	5,479	5,610
Tractors (end of period)
Company owned	4,494	4,745
Independent contractor	1,041	845
Total tractors	5,535	5,590
Trailers (end of period)	19,944	19,926
Average effective trailing equipment usage	15,009	14,932

Intermodal
Operating ratio	87.9%	90.3%
Loads	143,849	128,127
Net change in revenue per loaded mile (excl. fsc)	1.2%	0.7%
Revenue per load (excl. fsc)	1,727	1,700
Tractors (end of period)	1,165	936
Containers (end of period)	21,552	19,770
Average effective trailing equipment usage	21,201	19,347

Dedicated
Operating ratio	90.5%	92.9%
Loads	346,191	348,516
Net revenue (excl. fuel surcharge) per tractor per week*	$2,928	$2,779
Average tractors during the period**	4,802	4,653
Tractors (end of period)
Company owned	4,594	4,474
Independent contractor	138	—
Customer owned (DCS Operated)	174	134
Total tractors	4,906	4,608
Trailers (end of period)	5,852	6,348
Average effective trailing equipment usage	11,047	11,553

* Using weighted work days

** Includes company owned, independent contractor and customer owned tractors

	Six Months Ended June 30
	2004	2003

Truck
Operating ratio	90.1%	96.6%
Loads	472,721	469,890
Net revenue (excl. fuel surcharge) per tractor per week*	$2,875	$2,625
Length of haul	529	539
RPLM (excl fsc)	$1.587	$1.482
Loaded miles (000)	254,990	256,977
Total miles (000)	282,714	284,673
Empty miles %	9.8%	9.7%
Average tractors during the period	5,458	5,603
Tractors (end of period)
Company owned	4,494	4,745
Independent contractor	1,041	845
Total tractors	5,535	5,590
Trailers (end of period)	19,944	19,926
Average effective trailing equipment usage	14,956	14,925

Intermodal
Operating ratio	87.9%	90.8%
Loads	279,845	248,982
Net change in revenue per loaded mile (excl. fsc)	0.6%	0.9%
Revenue per load (excl. fsc)	1,718	1,703
Tractors (end of period)	1,165	936
Containers (end of period)	21,552	19,770
Average effective trailing equipment usage	21,025	19,289

Dedicated
Operating ratio	91.0%	95.2%
Loads	660,268	669,804
Net revenue (excl. fuel surcharge) per tractor per week*	$2,801	$2,639
Average tractors during the period**	4,741	4,739
Tractors (end of period)
Company owned	4,594	4,474
Independent contractor	138	—
Customer owned (DCS Operated)	174	134
Total tractors	4,906	4,608
Trailers (end of period)	5,852	6,348
Average effective trailing equipment usage	11,082	11,467

* Using weighted work days

** Includes company owned, independent contractor and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

June 30, 2004

	June 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$41,686	$61,229
Accounts receivable	276,022	256,032
Prepaid expenses and other	70,853	105,743
Total current assets	388,561	423,004
Property and equipment	1,366,805	1,345,521
Less accumulated depreciation	401,730	460,556
Net property and equipment	965,075	884,965
Other assets	37,665	39,102
	1,391,301	1,347,071

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$104,981	$104,933
Current installments of obligations under capital leases	21,601	66,844
Trade accounts payable	127,514	158,886
Claims accruals	9,224	7,775
Accrued Payroll	57,044	51,235
Other accrued expenses	8,604	12,478
Deferred income taxes	31,922	23,499
Total current liabilities	360,890	425,650
Claims accruals and other liabilities	6,564	4,291
Deferred income taxes	239,966	213,994
Stockholders’ equity	783,881	703,136
	$1,391,301	$1,347,071

Supplemental Data

(unaudited)

	June 30, 2004	December 31, 2003
Actual basic shares outstanding at end of period (000)	80,759	80,110

Actual book value at end of period	$9.71	$8.78